                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

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                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

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                        ENGINEERED SUPPORT SYTEMS, INC.
            (Exact name of Registrant as specified in its charter)

              MISSOURI                                 43-1313242
    (State or other jurisdiction                    (I.R.S. Employer
 of incorporation or organization)               Identification Number)

                             1270 North Price Road
                          St. Louis, Missouri  63132
                                (314) 993-5880

   (Address, including zip code, and telephone number, including area code, of  Registrant's principal executive offices)

                       ENGINEERED SUPPORT SYSTEMS, INC.
                            1998 STOCK OPTION PLAN
                             (Full Title of Plan)

                               DAVID D. MATTERN
                   Bearden, Mattern, Breckenridge, Washburn,
                            Gidlow and Kazanas LLC
                    1034 South Brentwood Blvd., Suite 1250
                          St. Louis, Missouri  63117
                                (314)  726-6618

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

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

                                  PROSPECTUS

                       ENGINEERED SUPPORT SYSTEMS, INC.
                            1998 STOCK OPTION PLAN
                                400,000 Shares
                        Engineered Support Systems Inc.
                                 Common Stock
                                $.01 Par Value

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
       SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
            UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

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      Engineered Support Systems, Inc., by this prospectus, offers to eligible employees and consultants of the Company, upon the terms and conditions set forth in this prospectus, the possibility of receiving awards of, or options to purchase, no more than 400,000 shares of common stock of the Company.

      No person has been authorized to give any information or to make any representations, other than as contained herein, in connection with the offer contained in this prospectus, and if given or made, such information or representations must not be relied upon. This prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any state where such an offer would be unlawful.

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                  THE DATE OF THIS PROSPECTUS IS MAY 15, 1998

                                            CALCULATION OF REGISTRATION FEE
========================================================================================================================

Title of Each Class                 Amount to               Proposed                Proposed          Amount of
of Securities to be                 be                      Maximum                 Maximum           Registration
Registered                          Registered              Offering                Assessment        Fee
                                                            Price                   Price
                                                            Per
                                                            Share <F1>
------------------------------------------------------------------------------------------------------------------------
Common Stock $.01                   400,000                 $24.00                  $9,600,000        $2,832.00
Par Value
========================================================================================================================

                         <F1> Represents the closing price as reported on April 30, 1998.

                       ENGINEERED SUPPORT SYSTEMS, INC.
                             Cross-Reference Sheet
                  Pursuant to Item 501 (b) of Regulation S-K


1.    Forepart of Registration Statement              Outside Front Cover
      and Outside Front Cover Page of
      Prospectus

2.    Inside Front and Outside Back Cover             Inside Front and Outside
      Pages of Prospectus                             Back Cover Pages

3.    Summary Information and Risk Factors            Incorporation of Certain
                                                      Documents by Reference;
                                                      Engineered Support
                                                      Systems, Inc.

4.    General Information Regarding                   Creation, Duration,
      the Plan                                        Purposes and Securities
                                                      to be Offered; Tax
                                                      Effects

5.    Securities to be Offered and                    Eligibility, Creation,
      Employees Who May Participate                   Duration, Purpose and
      in the Plan                                     Securities to be Offered

6.    Purchase of Securities Pursuant                 Awards
      to the Plan

7.    Payment for Securities Offered                  Awards

8.    Contributions Under the Plan                    Not Applicable

9.    Withdrawal from the Plan -                      Assignment; Forfeiture
      Assignment of Interest                          of Awards

10.   Defaults Under the Plan                         Forfeiture of Awards

11.   Administration of the Plan                      Administration

12.   Investment of Funds                             Not Applicable

13.   Charges and Deductions and Liens Therefore      Not Applicable

14.   Description of Registrant's                     Description of Common
      Securities                                      Stock

15.   Incorporation of Certain                        Incorporation of Certain
      Documents by Reference                          Documents by Reference

16.   Additional Information                          Not Applicable

17.   Interest of Named Experts                       Legal Opinion

18.   Disclosure of Commission                        Indemnification of
      Position on Indemnification                     Directors and
      for Securities Act Liabilities                  Officers

                             AVAILABLE INFORMATION
                             ---------------------

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Information as of a particular date, concerning the directors and officers, their remuneration, options granted to them, principal holders of securities and any information of material interest of such persons in transactions with the Company, is set forth in proxy statements distributed to the shareholders and filed with the Securities and Exchange Commission. Such reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. This information may also be inspected at the offices of Engineered Support Systems, Inc., 1270 North Price Road, St. Louis, Missouri 63132. The Company will supply a copy of any and all such information (exclusive of any exhibits) without charge upon request of Gary C. Gerhardt, Corporate Secretary, 1270 North Price Road, St. Louis, Missouri 63132, telephone number (314) 993-5880.

                       ENGINEERED SUPPORT SYSTEMS, INC.
                       --------------------------------

      Engineered Support Systems, Inc. was incorporated under the laws of the State of Missouri in December 1983. Engineered Support Systems, Inc. has three wholly-owned subsidiaries: Engineered Air Systems, Inc. ("Engineered Air"), which was incorporated under the laws of the State of Missouri on December 24, 1981 and acquired the assets of the Defense Systems Division of Allis-Chalmers Corporation on March 30, 1982; Engineered Specialty Plastics, Inc. ("ESP"), which was acquired on March 9, 1993; and, Engineered Coil Company, d/b/a Marlo Coil, (Marlo), which acquired substantially all of the net assets of Nuclear Cooling, Inc. effective February 1, 1998. Unless the context otherwise requires, the term "Company" refers to Engineered Support Systems, Inc. and to Engineered Air Systems, Inc., Engineered Specialty Plastics, Inc. and Engineered Coil Company. The Company's headquarters are located at 1270 North Price Road, St. Louis, Missouri 63132 and its telephone number is (314) 993-5880. This offering relates to the Company's 1998 Stock Option Plan. Any proceeds will be added to the general funds of the Company and used for its corporate purposes as determined by the Board of Directors.

                               STOCK OPTION PLAN
                               -----------------

Creation, Duration, Purpose and Securities to be Offered
--------------------------------------------------------

      The Engineered Support Systems, Inc. 1998 Stock Option Plan (the "Plan") was approved by the Board of Directors and by the shareholders of Engineered Support Systems, Inc. on March 10, 1998. The purpose of the Plan is to enhance the profitability and value of the Company for the Benefit of its shareholders by providing stock options to attract, retain and motivate officers, other key employees and consultants of Engineered Support Systems, Inc. The Plan has made available 400,000 shares of Engineered Support Systems, Inc. $.01 par value common stock for purposes of making awards under the Plan. The shares available for use will consist of authorized but unissued shares of the common stock. The number of shares available for awards under the Plan may be increased from time to time by the Board of Directors of the Company and will be adjusted to reflect any stock split, stock dividend, combination or reclassification of shares of stock or consolidation, merger or sale of all or substantially all of the assets of the Company. Any awards made under the Plan will likewise be adjusted upon the occurrence of any of those events. The Plan terminates on October 31, 2003 for the purpose of granting awards thereunder, but is deemed to continue for administration of the awards granted prior to termination of the Plan. The Plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to any provision of the Employee Retirement Income Security Act of 1974.

Amendments
----------

      The Board of Directors of the Company may from time to time amend, suspend or terminate the Plan in whole or in part, and if terminated may reinstate any and all of the provisions of the Plan, except that (1) no amendment, suspension or termination may apply to the terms of any award (contingent or otherwise) granted prior to the effective date of such amendment, suspension or termination without the recipient's consent; (2) no amendment may withdraw the authority from the Plan Administrator to administer the Plan; (3) no amendment may change the persons who may be eligible; and (4) no amendment may change the restrictions in the Plan against the transferability of awards.

Administration
--------------

      The Plan is administered by the Compensation Committee of the Board of Directors of Engineered Support Systems, Inc., subject to the approval of the Chairman of the Board. The business address of the Plan Administrator is 1270 North Price Road, St. Louis, Missouri 63132. The Plan Administrator has full power to grant awards, construe and interpret the Plan, establish rules and regulations and perform all other acts the Plan Administrator believes reasonable and proper including the power to delegate related responsibilities. Any Plan participant requiring additional information regarding the Plan should contact Mr. Gary C. Gerhardt, Secretary, at 1270 North Price Road, St. Louis, Missouri 63132 or by telephone at (314) 993-5880.

Eligibility
-----------

      Any employee or consultant shall be eligible to participate in the Plan. As of the date of this prospectus, options on 2,175 shares of common stock have been granted under the Plan.

Awards
------

      The terms and conditions of a grant of any stock option must be set forth in a written notice consistent with the provisions of the Plan. The option price of shares subject to any stock option shall be the closing price of the stock on the date the option is granted. No stock options may be exercised more that five years after the date the stock option is granted. The purchase price of any shares exercised under any stock options must be made in full upon such exercise. The payment shall be made in such form, which may be in cash or stock, as the Plan Administrator may determine.

Death of Recipient
------------------

      In the event of the death of a stock option recipient, the option, to the extent exercisable on the date of the recipient's death, may be exercised by the recipient's personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution at any time within six (6) months after the recipient's death, but not after the expiration of the term of the option.

Forfeiture of Awards
--------------------

      Unless the Plan Administrator determines otherwise, the recipient of an award shall forfeit all amounts not payable or rights not exercisable if he is (1) discharged for cause (2) voluntarily terminates his employment other than by Normal Retirement as defined in the Engineered Support Systems, Inc. Employee Stock Ownership Plan (3) engages in competition with the Company or any affiliate or (4) engages in any activity or conduct contrary to the best interest of the Company or any affiliate.

Assignment
----------

      No recipient of an award under the Plan, or any person claiming by, under or through him, has any right with respect to the Plan or in the shares reserved or in any award thereof, contingent or otherwise, unless and until such award or written notice of such award has been delivered to the recipient, and all the terms and provisions of the Plan have been complied with. Hence, no assignment or hypothecation of any employee or consultant expectation of receiving any award under the Plan may be made except by will or the laws of descent and distribution.

TAX EFFECTS
-----------

      In the opinion of Bearden, Mattern, Breckenridge, Washburn, Gidlow and Kazanas LLC, attorneys for the Company, the federal income tax consequences to the Company and the employee of the grant and exercise of stock options under the Plan under the now applicable provisions of the Internal Revenue Code of 1986 as amended (the "Code") and the regulations thereunder are substantially as follows:

Stock Options
-------------

      The stock options to be issued under the Plan will be treated as non-statutory options and will be taxed in accordance with the provisions of Code
Section 83.  The stock options will have the following tax consequences:

1. The optionee (person exercising the option) will have ordinary income at the time the option is exercised in an amount equal to the excess of the fair market value at the date of exercise over the option price of the common stock;

2. The Company will have a deductible expense in an amount equal to the ordinary income of the optionee;

3. No amount other than the price paid under the option shall be considered as received by the Company for shares so transferred;

4. Any gain from the subsequent sale of the shares for an amount in excess of fair market value on the date the option is exercised will be capital gain and any loss will be capital loss; and,

5. Upon the exercise of the option, the optionee will be required to pay withholding for federal and state income tax for the ordinary income recognized. The ordinary income will be included in the optionee's W-2 in the year of exercise.

      This brief summary of applicable tax provisions is furnished for the information of recipients, who are cautioned to review the tax laws carefully and consider the need for professional assistance before determining their actions under this Plan.

OPTIONS TO PURCHASE SECURITIES
------------------------------

      There are 2,175 shares of common stock issuable under outstanding options granted under the terms of the Plan as of the date of this prospectus. Updated information regarding options to purchase securities under the Plan will be contained in the Company's annual report to shareholders and proxy statement which will be delivered to Plan participants annually.

Description of Common Stock
---------------------------

      The authorized common stock of the Company consists of 10,000,000 shares of common stock, $.01 par value per share. There are, as of April 30, 1998, 3,174,895 shares of common stock validly issued, outstanding, fully paid and non-assessable. The common stock offered hereby for the account of the Company, when issued and sold as contemplated by this prospectus, will be validly issued, outstanding, fully paid and non-assessable.

      Holders of common stock, except at elections of directors, are entitled to cast one vote for each share held of record on all matters presented to the shareholders. At all elections of directors, each shareholder is entitled to as many votes as equals the number of his shares of common stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among any two or more directors as he may see fit. The common stock of the Company has equal rights to participate in dividends declared by the Board of Directors out of such funds legally available therefore and to participate, in the event of liquidation of the Company, in the distribution of the net assets of the Company legally available therefore. There are no pre-emptive rights with respect to the common stock.

      The Company's transfer agent and registrar is ChaseMellon Shareholder Services, St. Louis, Missouri.

LEGAL OPINION
-------------

      The legality of the common stock offered hereby will be passed upon for the Company by Bearden, Mattern, Breckenridge, Washburn, Gidlow and Kazanas LLC, attorneys for the Company.

                   INDEMNIFICAITON OF DIRECTORS AND OFFICERS
                   -----------------------------------------

      Under the Company's by-laws, the Company may indemnify any person who is or was a director, officer, employee or agent of the Company or is or was serving, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by him in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim to the full extent and in the manner permitted by law.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
                -----------------------------------------------

      The documents listed below of Engineered Support Systems, Inc. and all such documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and be deemed to be a part thereof from the date of filing of such documents.

      1. Engineered Support Systems, Inc. Form 10-K Annual Report for the fiscal year ended October 31, 1997 and Form 10-Q for the quarter ended January 31, 1998 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

      2. Engineered Support Systems, Inc. definitive proxy statement dated February 5, 1998 filed pursuant to Section 14 of the Securities Exchange Act of 1934 in connection with the annual meeting of shareholders held March 10, 1998.

      3. Engineered Support Systems, Inc. Form 8-K dated February 24, 1998, as amended by Form 8-K/A dated April 24, 1998, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

                               TABLE OF CONTENTS
                               -----------------

                                                                      Page
                                                                      ----
STOCK OPTION PLAN

      Creation, Duration, Purpose and
      Securities to be Offered                                         3

      Amendments                                                       4

      Admissions                                                       4

      Eligibility                                                      4

      Awards                                                           4

      Death of Recipient                                               5

      Forfeiture of Awards                                             5

      Assignment                                                       5

TAX EFFECTS

      Stock Options                                                    6

OPTIONS TO PURCHASE SECURITIES                                         7

      Description of Common Stock                                      7

LEGAL OPINION                                                          8

INDEMNIFICATION OF DIRECTORS AND OFFICERS                              8

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                        8

                                    PART II
                                    -------
                    INFORMATION NOT REQUIRED IN PROSPECTUS
                    --------------------------------------

Item 19.    Indemnification of Directors and Officers.
            -----------------------------------------

      Section 351.355 of the General and Business Corporation Law of Missouri authorizes a corporation, under certain circumstances, to indemnify its officers, directors and others. The By-Laws of the Registrant authorize indemnification of officers and directors to the full extent permitted by the above-mentioned Missouri statute.

      In addition, the Registrant maintains officers' and directors' liability insurance for the benefit of its officers and directors.

Item 20.    Exhibits.
            --------

      See Exhibit Index on Page II-2.

Item 21.    Undertakings.
            ------------

      (1) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each employee or consultant to whom the prospectus is sent or given a copy of the registrant's annual report to shareholders for its last fiscal year, unless such employee or consultant otherwise has received a copy of such report, in which case the registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee or consultant. If the last fiscal year of the registrant has ended within 120 days prior to the use of the prospectus, the annual report of the registrant for the preceding fiscal year may be so delivered, but within such 120 day period the annual report for the last fiscal year will be furnished to each such employee or consultant.

      (2) The undersigned registrant hereby undertakes to transmit or cause to be transmitted to all employees or consultants participating in the Plan who do not otherwise receive such material as shareholders of the registrant, at the time and in the manner such material is sent to its shareholders, copies of all reports, proxy statements and other communications distributed to its shareholders generally.

                                 EXHIBIT INDEX
                                 -------------

                                                           Page #
                                                           ------
4.0         Engineered Support Systems, Inc.
            1998 Stock Option Plan                          II-3

5.0         Opinion of Bearden, Mattern, Breckenridge,
            Washburn, Gidlow and Kazanas LLC                II-6

23.0        Consent of Price Waterhouse LLP                 II-8

24.0        Power of Attorney                               II-9



                                    II-2